Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this "Agreement"), is made and entered into effective as of the 20th day of October, 2023 (the "Effective Date") by and between WASTE CONNECTIONS OF CANADA INC. (the "Company") and DAN PIO ("Employee") (the Company and Employee are sometimes collectively referred to herein as the "Parties"). The Parties acknowledge and agree that for purposes of this Agreement, the Company and its parent, subsidiaries and affiliates, past or current, including but not limited to Waste Connections, Inc. (the "Parent"), shall be collectively referred to as "WCI."

WHEREAS, the Company desires to employ Employee for the period provided in this Agreement, and Employee wishes to accept employment by the Company for such period, on the terms and conditions set forth below;

AND WHEREAS, Employee acknowledges that the nature of his role with the Company is a chief executive position, and that he owes fiduciary obligations to the Company;

AND WHEREAS, the Company recognizes Employee's service to March 23, 2010 as minimally required under Applicable Employment Standards Legislation (as defined in Section 4.6 below);

NOW, THEREFORE, in consideration of the Company: (a) offering to employ Employee under the terms of this Agreement; (b) providing Employee eligibility to receive Waste Connections, Inc. equity grants, thereby aligning Employee's interests with WCI's interest in long-term success; (c) entrusting to Employee new and updated Confidential Information (as defined in Section 5 below) on a past and ongoing basis relating to WCI's business; (d) providing Employee specialized training related to WCI's business; (e) allowing Employee access to Company business plans, customers and prospective customers and the ability to use and develop goodwill with them; (f) providing Employee eligibility and participation in the Waste Connections, Inc. 2016 Incentive Award Plan (as amended, restated or superseded, if applicable) for 2024; (g) providing the Accelerated RSU Vesting defined and described in Section 7.3(b) below; (h) providing the salary increase described is Section 4.1 below; (i) offering the Transitional Employment Status/benefit contemplated in Section 11 below; and (j) providing a one-time signing bonus of $100 to be paid within 30 days of signing, each of which Employee acknowledges and agrees constitutes good and valuable consideration, Employee agrees to and accepts the conditions of employment set forth in this Agreement.

1.Employment; Acceptance. The Company hereby employs Employee and Employee hereby accepts employment by the Company on the terms and conditions hereinafter set forth.
2.Duties and Powers. During the Term (as defined below in Section 3), Employee will be directly employed by the Company, will serve as Senior Vice President—Operations of the Parent and certain of its subsidiaries, including the Company and Waste Connections US, Inc., and will perform such other duties and responsibilities as may be reasonably assigned to him from time to time by the Parent’s Executive Vice President and Chief Operating Officer (the “COO”), Chief Executive Officer (the “CEO”) and/or Board of Directors (the “Board”).  Employee will devote his attention, energies and abilities in those capacities to the proper oversight and operation of the
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business of WCI to the exclusion of any other occupation.  As Senior Vice President—Operations of the Parent and certain of its subsidiaries, including the Company and Waste Connections US, Inc., Employee will: (i) report to the COO or his designee, (ii) be based primarily at the Company's offices in Woodbridge, Ontario, Canada, but also maintain an office at Waste Connections US, Inc. in The Woodlands, TX, and (iii) be responsible for all duties, authority and responsibility customary for such positions.  Employee will devote such time and attention to his duties as are reasonably necessary to the proper discharge of his responsibilities hereunder.  Employee agrees to perform all duties consistent with: (a) policies established from time to time by WCI; and (b) all applicable legal requirements.
3.Term. The term of this Agreement shall commence on the Effective Date and shall continue through to the third anniversary of the Effective Date (the “Term”).  On each anniversary of the Effective Date, this Agreement shall be extended automatically an additional year, thus extending the Term of this Agreement to three years from such date, unless the Company shall have given Notice of Termination or non-renewal hereof to Employee or Employee shall have given Notice of Termination to the Company, as provided herein.
4.Compensation.
4.1	Base Salary. During the Term, the Company hereby agrees to pay to Employee an annual base salary of Seven Hundred and Thirty Thousand Dollars ($730,000). When used herein, "Base Salary" shall refer to the base salary described in the preceding sentence that is in effect at that time, and as may be adjusted from time to time. Such Base Salary shall be payable in accordance with the Company's normal payroll practices. Further increases in Base Salary will be considered by the Board. Notwithstanding the Effective Date of this Agreement, Employee's Base Salary described herein shall be effective as of July 10, 2023.
4.2	Performance Bonus. Employee shall be entitled to an annual cash bonus (the “Bonus”) based on the Parent’s attainment of reasonable financial objectives to be determined annually by the Board. Employee’s target annual Bonus will equal Eighty Percent (80%) of the applicable year’s ending Base Salary and will be payable if the Board determines, in its sole and exclusive discretion, that that year’s financial objectives have been fully met. Nothing in this Agreement shall invalidate any cash bonus plan approval by the Board or a Committee of the Board providing for higher payments in the event extraordinary or “stretch” goals are met. The Bonus will be paid in accordance with the Parent’s bonus plan, as approved by the Board; provided, that in no case shall any portion of the Bonus with respect to any such fiscal year be paid more than three (3) months after the end of such fiscal year.
4.3	Equity Grants. Employee shall be eligible for annual grants of restricted share units, performance share units, restricted shares, share options, or any other unvested equity awards related to the common shares of the Parent (“Equity Awards”) on such terms and to such level of participation as the Board or a Committee of the Board determines to be appropriate, bearing in mind Employee’s positions and responsibilities. The terms of any
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such Equity Awards shall be governed by the relevant plans under which they are issued and described in detail in applicable agreements between the Parent and Employee.
4.4	Other Benefits. Employee shall be entitled to paid annual vacation time, on the same basis as other employees of the Company of similar rank and in accordance with the Company's generally established policies, but which shall in no event be less than four (4) weeks for any twelve (12)-month period (and pro-rated for any partial period) over the vacation year, which runs from January to December. Vacation time must be accrued before it is taken and Employee must take his minimum entitlement to vacation as prescribed by Applicable Employment Standards Legislation (as defined below in Section 4.6) no later than March 31st of the following vacation year. Any vacation time that is in excess of minimums set forth under Applicable Employment Standards Legislation (that is not taken by Employee by March 31st of the following vacation year shall be forfeited and lost by Employee without notice or payment to Employee by the Company. Employee also shall be entitled to participate, on the same terms as other Canadian employees of the Company participate, in any medical, dental or other health benefit plan, pension plan and life insurance plan that the Company may adopt or maintain, any of which may be changed, terminated or eliminated by the Company at any time in its exclusive discretion. Employee will be responsible for paying the employee portion of any such benefit premiums.
4.5	Expenses. Employee shall be entitled to receive reimbursement for all reasonable, documented business expenses incurred by Employee in accordance with the performance of Employee's duties under this Agreement. This includes reimbursement for business-related mileage driven in Employee's personal vehicle, which must be submitted via expense report and will be reimbursed in accordance with Canada Revenue Agency standard mileage rates.
4.6	Applicable Employment Standards Legislation. For clarity, the term "Applicable Employment Standards Legislation" when used in this Agreement shall mean the Employment Standards Act, 2000 (in Ontario), including regulations proclaimed thereunder, as may be amended from time to time or such successor legislation.
5.Confidentiality.
5.1	"Confidential Information" refers to an item of information, or a compilation of information, in any form (tangible or intangible), related to the business of the Company, or WCI more generally, and that has not made public or authorized public disclosure of, and that is not generally known to the public through proper means, whether such information is labeled "confidential" or not. Employee acknowledges that in Employee's position, Employee has obtained or had access to, and/or will obtain and/or have access to, on an ongoing basis, new and updated Confidential Information regarding the business of the Company, and WCI. Confidential Information includes, but is not limited to, knowledge, information and materials about trade secrets, mailing lists, methods of operation, advertiser lists, advertisers, customer lists, customers or clients, customer or client preferences, needs, use patterns and contract terms, products, services, know-how, and business plans, as well as confidential information about finances, marketing, prices, operational matters, human resources matters, and other proprietary matters relating to the
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Company or its related entities, all of which constitute a valuable part of the assets of the Company and WCI, as applicable, and Employee acknowledges his agreement to protect such Confidential Information is a material inducement to the terms of consideration being offered to Employee as part of this Agreement.
5.2	Accordingly, until such time as the Confidential Information is readily available publicly (other than as a result of disclosure by Employee), Employee shall not knowingly reveal, disclose or make known to any person (other than as may be required by law or otherwise set forth below) or use for Employee's own or another's account or benefit, any such Confidential Information, whether or not developed, devised or otherwise created in whole or in part by the efforts of Employee. Employee represents and warrants that Employee will only reveal or disclose such Confidential Information as minimally required by law or as necessary in the performance of Employee's duties on behalf of the Company. Employee represents and warrants that Employee will not use, for Employee's own or another's account or benefit, any such Confidential Information, whether or not developed, devised or otherwise created in whole or in part by the efforts of Employee. If Employee has any questions about what constitutes Confidential Information, Employee shall contact the Parent's General Counsel in writing seeking and receiving direction (subject to the exclusions noted above) prior to disclosure of such information. The Company and Employee agree that this Agreement does not alter, reduce or modify any and all obligations Employee owes to the Company or to WCI under any policy, applicable statute or the common law.
5.3	Notwithstanding the foregoing, nothing herein shall be construed to prohibit the reporting of a violation of law or regulation to any governmental agency or entity, or making other disclosures that are protected under whistleblower provisions of applicable laws or regulations. Further, nothing herein shall be construed to prohibit a disclosure of information that is compelled by law; provided, however, that to the extent allowed by law, Employee will (a) give WCI as much written notice as possible under the circumstances; (b) disclose only the minimal amount of Confidential Information necessary to be responsive to the disclosure being required by law; and (c) will cooperate with WCI in any legal action undertaken to protect the confidentiality of the Confidential Information.
6.Property and Electronic Resources.
6.1	Both during the Term of Employee's employment and thereafter, Employee shall not remove from WCI's offices or premises any WCI documents, records, notebooks, files, correspondence, reports, memoranda, Confidential Information, and similar materials or property of any kind unless necessary in accordance with the duties and responsibilities of Employee's employment. In the event that any such material or property is removed, it shall be safeguarded in accordance with the Waste Connections Handbook and Waste Connections Code of Conduct and Ethics, and returned to its proper file or place of safekeeping as promptly as possible. Employee shall not make, retain, remove or distribute any copies, or divulge to any third person the nature or contents of any of the foregoing or of any other oral or written information to which Employee may have access, except as disclosure shall be necessary in the performance of Employee's assigned duties. On the termination of Employee's employment with the Company, or as may otherwise be
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requested or required by the Company, Employee shall leave with or return to the Company all originals and copies of the foregoing then in Employee's possession or subject to Employee's control, whether in hard-copy or electronic format and whether prepared by Employee or by others.
6.2	Employee is only authorized to access Company and WCI computers that are within the course and scope of Employee's duties for the Company, and may only do so while in the active employment of the Company. All such authorization ends immediately upon the termination of employment and/or as may otherwise be reasonably advised by the Company, including for any suspension or paid administrative leave. Employee is not authorized to access or use the Company's computers, email, related computer systems, including more broadly those of WCI, or Company or WCI property in contravention of any applicable policies, his obligations as a fiduciary or that may compromise the WCI's legitimate business interests. In addition to any other actions or remedies available to the Company, violation of Employees' obligations set forth under this Section 6 may subject Employee to civil and/or criminal liability.
6.3	Upon request, Employee will immediately provide for inspection any personal electronic storage devices or other property that the Company believes may contain Confidential Information, in a condition that makes inspection possible (e.g., unlocked and with all necessary passwords), to permit the Company to confirm, among other things, that Employee has completely removed all Confidential Information from the devices and/or adhered to his obligations under this Agreement or applicable policies. If Employee stores any Company (or more broadly WCI) information with any service provider (e.g., gmail, DropBox, iCloud), Employee will provide the Company with any required passwords and access to inspect such account directly. Upon the Company's request, Employee will also consent to the service provider's disclosure of such information to the Company. Employee will, upon the Company's request where allowed by law, execute any additional authorizations required by the service provider to disclose such information or potential Confidential Information to the Company or its designated agent.
7.Termination.
7.1	Termination for Cause at Common Law in Accordance with Section 9.3. The Company may terminate this Agreement and Employee's employment for Cause (as defined in Section 9.4 below) on delivery to Employee of a Notice of Termination (as defined in Section 9.1 below). On such termination for Cause (if it is not also for a reason under Applicable Employment Standards Legislation as described below in Section 7.2), Employee shall be entitled only to, to the Date of Termination (as defined in Section 9.2 below), Employee's Base Salary, accrued but unused vacation, unreimbursed business expenses, and any other wages and/or entitlements required to be provided to Employee pursuant to Applicable Employment Standards Legislation ("Accrued Entitlements"), plus the minimum amount of his then regular wages in lieu of working notice of termination prescribed by the Applicable Employment Standards Legislation, plus statutory severance pay, if any, prescribed by the Applicable Employment Standards Legislation and any other benefits, payments and entitlements, without duplication, which are prescribed by the Applicable Employment Standards Legislation as minimally owed to Employee. Employee
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shall not be entitled to the Severance (as defined in Section 7.3(a) below). Without limitation of the foregoing, on termination pursuant to this Section 7.1, Employee shall forfeit as of the Date of Termination, and subject to any minimum requirements prescribed under Applicable Employment Standards Legislation: (a) any eligibility to earn and/or receive Employee's Bonus (including under the Parent’s Bonus Plan) as set forth under Section 4.2; (b) any right to receive future annual Equity Awards contemplated in Section 4.3; and (c) all Equity Awards issued to Employee that as of the Date of Termination are still unvested.
7.2	Termination for cause under Applicable Employment Standards Legislation. The Company may terminate the Employee's employment for any reason that gives the Company right to do so without notice under Applicable Employment Standards Legislation (currently defined as wilful misconduct, disobedience or wilful neglect of duty that is not trivial and has not been condoned by the Company), without any working notice, pay in lieu of working notice, statutory severance pay, or any other compensation or entitlements either by way of anticipated earnings or damages of any kind, except for Employee's Accrued Entitlements and any other payments, benefits and entitlements without duplication as may be minimally required by Applicable Employment Standards Legislation. Without limitation of the foregoing, on termination pursuant to this Section 7.2, Employee shall forfeit as of the Date of Termination, and subject to any minimum requirements prescribed under Applicable Employment Standards Legislation: (a) any eligibility to earn and/or receive Employee's Bonus (including under the Parent’s Bonus Plan) as set forth under Section 4.2; (b) any right to receive future annual Equity Awards contemplated in Section 4.3; and (c) all Equity Awards issued to Employee that as of the Date of Termination are still unvested.
7.3	Termination Without Cause. This Agreement and Employee's employment may be terminated without Cause or cause under Applicable Employment Standards Legislation at any time by the Company on delivery to Employee of a written Notice of Termination. In the event of such a termination without Cause or cause under Applicable Employment Standards Legislation pursuant to this Section 7.3, Employee shall be provided with the following only:
(a)	The Company shall provide to Employee his Accrued Entitlements and: (i) payments equivalent to Employee's Base Salary for a period of twelve (12) months from the Date of Termination ("Severance Period"); and (ii) the target Bonus available to Employee under Section 4.2 for the year in which the termination occurs (together (i) and (ii) being the "Severance"). The Company will continue the benefit plan contributions necessary to maintain Employee’s participation in all benefit plans provided to Employee by the Company immediately before the termination of Employee's employment (except for short-term and long-term disability insurance and life insurance, for which the period of contributions will be the minimum duration required by Applicable Employment Standards Legislation) until the earlier of: (x) the date Employee obtains alternative coverage and (y) the end of the Severance Period, provided in either case that the insurer of such benefits agrees to continue coverage of Employee (the “Health Insurance Benefit”). Provided that Employee has complied with the provisions of Sections 5, 6 and 12
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herein as of the date a payment is scheduled to be paid, the Severance payment by the Company shall be paid in accordance with the Company's normal payroll practices through such Severance Period. To confirm, the Severance is inclusive of statutory termination pay and statutory severance pay that may be payable under Applicable Employment Standards Legislation. Employee agrees that the Company may deduct from any payments hereunder Employee's benefit plan contributions which were regularly made during the term of this Agreement and Employee’s employment in accordance with the benefit plans' terms.
(b)	In addition, in exchange for Employee's compliance with the provisions of Sections 5, 6 and 12 herein, on termination of Employee under this Section 7.3, the Accelerated Vesting Benefit shall apply to Employee’s then outstanding Equity Awards. “Accelerated Vesting Benefit” shall mean, with respect to Employee’s Equity Awards, the following:
1.	all outstanding but unvested Equity Awards for which, on the Date of Termination, only time-based vesting is applicable, shall, on the Date of Termination (i) for share options, immediately vest and become exercisable, and (ii) for all other Equity Awards, any and all restrictions thereon shall immediately lapse and such Equity Awards shall become fully vested and settled as soon as administratively practicable thereafter;
2.	all outstanding but unvested Equity Awards for which, on the Date of Termination, performance-based vesting is applicable, the de performance goals for such awards shall be deemed to have been satisfied (and, for any award with different levels of potential payment, such performance shall be deemed to be at the target level) and any remaining vesting conditions shall be deemed to be satisfied on the Date of Termination and such Equity Awards shall be settled as soon as administratively practicable thereafter; and
3.	the term of any share options shall be extended to the earlier of (i) the third anniversary of the Date of Termination or (ii) the expiration of the original term of such share options.

By executing this Agreement, Employee acknowledges that extending the term of any incentive share option to which the Accelerated Vesting Benefit applies could cause such Equity Award to lose its tax-qualified status, and agrees that the Company shall have no obligation to compensate Employee or, if applicable Employee’s heirs, executors, administrators, legatees, beneficiaries or assigns, for any additional taxes incurred as a result of such extension.

(c)	On termination of Employee under this Section 7.3, the Company shall also provide the Outplacement Benefit to Employee. “Outplacement Benefit” means reimbursement by the Company of Employee’s post-termination expenses for career counseling and resume development; provided, however, that (i) such amount shall not exceed Fifteen Thousand Dollars ($15,000), and (ii) such expenses shall be incurred within twelve (12) months after the Date of Termination. At
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Employee's discretion, he may elect to receive a lump sum payment of Fifteen Thousand Dollars ($15,000) in lieu of the Outplacement Benefit. The election to take payment in lieu of the Outplacement Benefit must occur before Employee has received any reimbursement under the Outplacement Benefit.
7.4	Termination on Disability. Subject to Applicable Employment Standards Legislation, if during the Term Employee becomes Disabled, the Board shall have the right, on written Notice of Termination delivered to Employee, to terminate Employee’s employment under this Agreement. During the period that Employee shall have been incapacitated due to Disability, Employee shall continue to receive the full Base Salary at the rate then in effect until the Date of Termination pursuant to this Section 7.4. On a termination of Employee’s employment due to Disability, in lieu of any payments under Section 4 for the remainder of the Term, the Company shall make each of the payments to Employee as would be made if Employee’s employment had been terminated by the Company without Cause under Section 7.3; provided, however, that (i) Employee shall not receive the Outplacement Benefit, and (ii) if, following the Date of Termination pursuant to this Section 7.4, Employee dies, any unpaid portion of the Severance Amount shall be paid to Employee’s heirs, executors, administrators, legatees, beneficiaries or assigns, in a single lump sum payment as soon as administratively practicable after the date on which such death occurs. For purposes of this Section 7.4, “Disabled” or “Disability” means Employee is unable to perform his duties to the Company on account of physical or mental illness or other incapacity which the Board shall in good faith determine renders Employee incapa ble of performing his or her duties to the Company, and such illness or other incapacity shall continue for a period of more than six (6) consecutive months.
7.5	Termination on Death. If Employee shall die during the Term, Employee's employment shall thereupon terminate. The Company shall pay to Employee's estate any Accrued Entitlements through the date of Employee's death. Within a reasonable time after the Date of Termination pursuant to this Section 7.5, the Company shall pay to Employee's estate the payments and other entitlements applicable to termination without Cause/cause under Applicable Employment Standards Legislation set forth in Section 7.3 at the time and subject to the conditions set forth therein, including for the avoidance of doubt, the Severance; provided, however, that the Health Insurance Benefit and the Outplacement Benefit described in Section 7.3 shall not be available in the event of termination for death. The provisions of this Section 7.5 shall not affect the entitlements of Employee's heirs, executors, administrators, legatees, beneficiaries or assigns under any employee benefit plan, fund or program of the Company or the Parent. The provision of any payments or other entitlements under this Section 7.5 that exceed minimum obligations under Applicable Employment Standards Legislation shall at all times be subject to: (a) Employee's estate providing the Company with a general release as provided for in Section 7.6; and (b) execution by Employee's estate of any such documents necessary to effect such payments or other entitlements.
7.6	The Company’s obligations to make payments and provide other entitlements to Employee, as provided in Sections 7.3, 7.4 and 7.5, are contingent on Employee's: (i) compliance with the terms of this Agreement and execution of a general release to be provided in a f orm by the Company that includes a release of all claims against the Company, WCI, and related
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entities/persons, including, subject to applicable law, a release of all claims under all relevant plans pursuant to which Employee’s Equity Awards were granted and any related agreements between the Company and/or the Parent and Employee (as amended, restated or superseded from time to time, the "Plan Documents"). For greater certainty, except to the extent such entitlements are required by Applicable Employment Standards Legislation, no Severance shall be paid, and none of the Accelerated Vesting Benefit, Health Insurance Benefit or Outplacement Benefit shall be provided, until Employee has executed a general release as provided for in this Section 7.6. Should Employee fail to comply with the terms of the general release or this Agreement, the Company shall be relieved of any obligation to make payments or provide other entitlements to Employee under Sections 7.3, 7.4 and 7.5 that are in excess of those minimally required by Applicable Employment Standards Legislation and in its sole discretion may seek repayment of any payments already made to Employee under Sections 7.3, 7.4 or 7.5 that are in excess of minimum payments and other entitlements due to Employee pursuant to Applicable Employment Standards Legislation. Repayment is due within thirty (30) days of written demand by the Company.
7.7	No Limitation on Company's Right to Terminate. Any other provision in this Agreement to the contrary notwithstanding, the Company shall have the right, in its absolute discretion, to terminate Employee's employment hereunder at any time in accordance with the foregoing provisions of this Section 7, it being the intent and purpose of the foregoing provisions of this Section 7 only to set forth the consequences of termination with respect to Severance or other compensation payable to Employee on termination in the circumstances indicated, if applicable.
8.Termination by Employee. Employee may terminate this Agreement and Employee's employment, effective, if not otherwise agreed in writing by the Parties, the fifteenth (15th) calendar day after the Company receives Employee's written Notice of Termination.  The Company may, in its sole discretion, elect to provide Employee with transition-related duties and/or direct Employee to work from another location (within reason), not attend or perform work and/or have access to systems disabled, and such changes shall not constitute constructive dismissal of Employee's employment. On such Date of Termination by Employee, Employee shall be entitled only to Employee's Accrued Entitlements to the Date of Termination specified in the written Notice of Termination, and shall not be entitled to any other compensation of any nature or kind, including, without limitation, any Bonus or Severance, or any vesting of unvested Equity Awards or right to receive future Equity Awards. The obligations set forth in this Section 8 shall survive the termination of this Agreement.
9.Provisions Applicable to Termination of Employment.
9.1	Notice of Termination. For all purposes of this Agreement, “Notice of Termination” means written notice delivered by the Board or Employee, as applicable, which states that Employee’s employment with the Company is being terminated and, to the extent applicable, cites the specific termination provisions in this Agreement relied on and set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee’s employment. The Notice of Termination shall specify the Employee’s Date of Termination.
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9.2	Date of Termination. For all purposes of this Agreement, "Date of Termination" means: (i) if Employee’s employment is terminated by the Board for Disability, thirty (30) days after Notice of Termination is given to Employee (provided Employee has not returned to duty on a full-time basis during such 30-day period); (ii) if Employee’s employment is terminated by the Board for any reason other than Disability, the date specified in the Notice of Termination; (iii) if Employee’s employment is terminated due to Employee’s death, the date such death occurred; and (iv) if Employee’s employment is terminated by Employee for any reason, the date specified in the Notice of Termination which shall be within 30 days of the date such Notice of Termination is given.
9.3	Non-Renewal of this Agreement. For the avoidance of doubt, the Company’s notice of its intent not to extend the Term of this Agreement shall be treated as a termination of Employee by the Company without Cause.
9.4	Cause. For purposes of this Agreement, the term "Cause" as applicable to Section 7.1 shall mean:
(a)	gross negligence or willful misconduct of a material nature in connection with the performance of Employee’s duties;
(b)	Employee's conviction of (or pleading guilty to) an indictable offense;
(c)	a non-de minimis intentional act of dishonesty or misappropriation (or attempted misappropriation) of property belonging to the Company and/or any of its affiliates (other than a good faith expense account dispute related to a business expense);
(d)	any act, omission or conduct that constitutes just cause at common law;
(e)	a material breach by Employee of any of the obligations under this Agreement or any other agreement with the Company or an affiliate of the Company or any policy of the Company or the Parent; or
(f)	a breach (material or otherwise) of any of the provisions of Sections 5 or 6 above or Section 12 below, or with respect to Employee's fiduciary obligations;
9.5	Benefits on Termination. On termination of this Agreement by the Company pursuant to Section 7 or by Employee pursuant to Section 8, all retirement benefits payable to Employee under benefit plans in which Employee then participated shall be provided to Employee in accordance with the provisions of the respective plans.
10.Change in Control.
10.1	Payments on Termination within Two Years Following Change in Control. If a Change in Control (as defined in Section 10.2 below) occurs during the Term and Employee's employment with the Company is terminated pursuant to Section 7.3 without Cause within two (2) years after the effective date of the Change in Control, then Employee shall be entitled to receive his Accrued Entitlements, and the Severance as set forth in Section 7.3(a) (together, the "Change in Control Payment"); provided, however, that such
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amount shall be payable in a lump sum on or within sixty (60) days following the Date of Termination. Employee's participation in all benefits shall continue for the minimum duration required by Applicable Employment Standards Legislation, if any. In addition, Employee shall be entitled to receive the Accelerated Vesting Benefit, the Health Insurance Benefit and the Outplacement Benefit (together with the Change in Control Payment, the "Change in Control Benefits"). Employee's receipt of Change in Control Benefits under this Section 10.1 is contingent on the same terms as set out above in Section 7.3. For clarity, in order to receive any payments and other entitlements under this Section 10.1 that are in excess of the minimum payments as required by Applicable Employment Standards Legislation, Employee must execute a general release in favour of the Company, in a form provided by the Company. Should Employee fail to execute or fail to comply with the general release agreement, or should Employee violate his obligations under Sections 5, 6, or 12, herein, the Company shall be relieved of any obligation to make payments under this Section 10.1 that are in excess of those minimum entitlements as required by Applicable Employment Standards Legislation, and the Company, in its sole discretion, may seek repayment from Employee of any payments already made to Employee under Section 10.1 that are in excess of minimum payments or other entitlements due to Employee pursuant to Applicable Employment Standards Legislation. Repayment is due within thirty (30) days of written demand by the Company.
10.2	Definitions. For the purposes of this Agreement, a Change in Control shall be deemed to have occurred if: (a) there shall be consummated (i) any reorganization, liquidation or consolidation of the Parent, or any merger, amalgamation, arrangement or other business combination of the Parent with any other corporation or entity, other than any such merger, amalgamation, arrangement or other combination that would result in the voting securities of the Parent outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or continuing entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Parent or such surviving or continuing entity outstanding immediately after such transaction, or (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Parent; or (b) if any person or group of persons acting jointly or in concert, acquires beneficial ownership or control or direction, directly or indirectly, of fifty percent (50%) or more of the Parent's outstanding voting securities; or (c) during any period of two consecutive years, individuals who at the beginning of such period constituted the entire Board shall cease for any reason to constitute at least one-half (½) of the membership of the Board, unless the election, or the nomination for election by the Parent's shareholders, of each new director was approved by a vote of at least one-half of the directors then still in office who were directors at the beginning of the period.
11.Transitional Employment Status.
11.1	Application Process. If Employee satisfies the criteria described in Section 11.3 below and wishes to retire at a future date certain, Employee may submit an application to the CEO to be placed on Transitional Employment status. An application for Transitional Employment status must be submitted not later than December 31st of the calendar year immediately preceding the calendar year of the desired effective date of the change in
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status. The CEO shall review each application and, in his or her sole discretion, may approve such status change; provided, however, that the CEO may, in his or her sole discretion, decline to approve Employee’s application under this Section 11. In such event, Employee may choose to continue in employment under the terms of this Agreement, or may choose to resign pursuant to Section 8 of this Agreement.
11.2	Written Agreement. If Employee’s application for Transitional Employment status is approved, Employee will enter into a Transitional Employment Agreement with the Company that will include: (a) the effective date of the change in status, which shall not be earlier than six (6) months or later than twelve (12) months after the date the request is made; (b) a reduced level of Base Salary; (c) Employee’s new title and service location; (d) Employee’s fixed period of continued employment, which shall be not less than two (2) years from the effective date of the change in status, unless a shorter period of continued service is approved by the CEO at the time Transitional Employment status is granted; and (e) an acknowledgment by Employee of the applicability of the policies established from time to time by the Company and Parent, including the Code of Conduct and Ethics, to Employee’s continued employment during his or her Transitional Employment status.
11.3	Eligibility. Employee shall be eligible to apply for Transitional Employment status if Employee has: (a) completed at least fifteen (15) years of continuous service with the Company (including its subsidiaries and affiliates); (b) attained the age of sixty (60); and (c) completed at least ten (10) years in an RVP equivalent role or above. Employee may include in his or her application a request for a waiver from the CEO of one or more of the criteria listed in this Section 11.3. Any waiver of an eligibility criteria shall be made in the CEO’s sole discretion.
11.4	Additional Terms. Notwithstanding any provision of this Agreement to the contrary, the following shall apply to Employee upon the effective date of the change in status specified in his or her Transitional Employment Agreement: (a) Employee will retain all then outstanding Equity Awards as described in Section 4.3, which shall continue to be administered in accordance with their terms; and (b) Employee will not, in the ordinary course of business, receive any additional Bonuses, Equity Awards, grants or awards under the Company's and/or Parent's performance bonus plan, equity compensation plan, or similar incentive compensation programs.
12.Non-Competition and Non-Solicitation.
12.1	Employee acknowledges that Employee occupies a position of trust and confidence and is a fiduciary to the Company. Employee agrees that the consideration and other benefits provided to Employee described herein clearly justify the following restrictions which, in any event, given Employee's skills and abilities and his position as a chief executive of the Company, will not prevent Employee from earning a living. Employee acknowledges that all restrictions contained in this Section 12 are reasonable and valid as to time, geographical area, and scope of activity to be restrained for the adequate protection of the legitimate business interests and goodwill of WCI and are no broader than is necessary to protect such interests and goodwill. Employee agrees and acknowledges that due to the high-level nature of Employee's duties for the Company, his key role within the Company (and which
Employment Agreement: DAN PIO Initials: /s/ DP	Page 12

is a chief executive role with the Company), the opportunity being provided by the Company to receive Equity Awards and thereby align Employee's interests with WCI's interests in long-term success, and the nature and depth of the Confidential Information that WCI shares with Employee, it is reasonable for the Company to expect Employee not to engage in any business principally focused on liquid, semi-solid or solid waste collection, transportation, disposal, recycling and/or composting, and the operation of transfer stations, recycling facilities, materials recovery facilities or landfills, and/or any other business engaged in by WCI and as to which Employee had involvement and/or received Confidential Information (the "Restricted Business"), anywhere in any county of any U.S. state, or any province or territory in Canada over which Employee has management authority with WCI, or about which Employee has access to Confidential Information relating to WCI's current or planned operations in such province or territory (the "Restricted Territory")[1] during his employment and for the time periods set out below in Section 12.2. The Parties agree that for the purposes of this Agreement, Employee has management authority over all locations of the Company in Canada and in WCI’s Southern and Eastern Regions in the U.S.
12.2	In consideration of the provisions hereof, during the Term and for the twelve (12)-month period following the Date of Termination (the "Restricted Period"), Employee will not, except as specifically provided below and/or for the benefit of WCI, anywhere in the Restricted Territory, directly or indirectly, acting individually or as the owner, shareholder, partner or management employee of any entity:
(a)	engage or prepare to engage with the Restricted Business; or
(b)	enter the employ as a manager or executive of, or render any personal services to or for the benefit of, or assist in or facilitate the solicitation of customers for, or receive remuneration in the form of management salary, commissions or otherwise from, or act as a consultant or in any other advisory role, whether paid or unpaid, to the Restricted Business; or
(c)	receive or purchase a financial interest in, make a loan to, make a gift in support of, or otherwise provide financial support to any Restricted Business in any capacity, including without limitation, as a sole proprietor, partner, shareholder, officer, director, principal agent or trustee.

For purposes of this Section 12:

The term "solicit" and related terms such as "soliciting" or "solicitation" mean to knowingly engage in acts or communications, in person or through others, that are intended or can

[1]

Within the state of Louisiana, the Restricted Territory shall include the following parishes: Caddo, Bossier, Webster, Bienville, Lincoln, Jackson, Union, Morehouse, West Carroll, East Carroll, Madison, Richland, Franklin, Tensas, Quachita, Winn, Caldwell, Red River, Desoto, Sabine, Natchitoches, Grant, LaSalle, Avoyelles, Beauregard, Allen, Evangeline, St Landry, Lafayette, Point Coupee, East Baton Rouge, West Baton Rouge, Iberville, Assumption, St. Martin, St. Mary, Calcasieu, Jeff Davis, Allen, Acadia, Vermillion, Cameron, Iberia, Terrebonne, Lafourche, Ascension, St John, St James, St Charles, Jefferson, St Tammany, Orleans, St Bernard, Plaquemines, and Tangipahoa.

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reasonably be expected to induce or encourage a particular responsive action (such as buying a good or service), regardless of which party first initiates the contact or communication or whether the communication is in response to an inquiry or not. Provided, the provisions of this Section 12 shall be limited to those situations where Employee is: (a) providing services that are the same as or similar to those services Employee provided to WCI; (b) supervising or managing individuals performing such services; and/or (c) providing such other duties and services the performance of which would result in the use or disclosure of Confidential Information. Provided, further, that Employee may own, directly or indirectly, solely as an investment, securities of any business traded on any national securities exchange or quoted on any NASDAQ market, provided Employee is not a controlling person of, or a member of a group which controls, such business and further provided that Employee does not, in the aggregate, directly or indirectly, own two percent (2%) or more of any class of securities of such business. And further provided that nothing herein shall be construed to prohibit Employee's employment in a separately operated subsidiary or other business unit of a company that would not be a Restricted Business but for common ownership with a Restricted Business, so long as written assurances regarding the non-competitive nature of Employee's position that are satisfactory to the Company have been provided by Employee and the new employer in advance.

12.3	During the Term and for the Restricted Period, except for the benefit of WCI, Employee shall not: (a) solicit any customer of WCI to whom WCI has provided services to enter into a relationship involving the Restricted Business; or (b) solicit on behalf of a competitor of WCI any prospective customer of WCI as to which WCI has actively sought to provide services to enter into a relationship involving the Restricted Business. The provisions of this Section 12.3 shall be limited to customers or prospective customers that Employee: (x) called on or was involved in soliciting on behalf of WCI; (y) supervised others who called on or solicited on behalf of WCI; and (z) received Confidential Information about.
12.4	During the Term and for the Restricted Period, Employee shall not solicit any officer, employee or contractor of WCI. The restriction in this Section 12.4 is necessary to protect Confidential Information, workforce stability and other legitimate business interests of WCI and to prevent unfair competition. Nothing herein is intended or to be construed as a prohibition against general advertising such as "help wanted" ads that are not targeted specifically at WCI's officer, employee or contractor.
12.5	If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 12 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specified words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.
13.Indemnification. Employee shall be fully indemnified by the Company to the fullest extent permitted by applicable law in connection with his employment hereunder, unless Employee is
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asserting claims against the Company or WCI or engaged in conduct contrary to this Agreement, his fiduciary obligations, or any obligations under policy, statue or applicable insurance.
14.No Improper Use of Prior Employer Information. Employee warrants and represents that Employee's employment by the Company does not and will not breach any agreement with any former employer, including any non-compete agreement or any agreement to keep in confidence information acquired by Employee in confidence or trust prior to Employee's employment by the Company. During employment with the Company, Employee agrees not to improperly use or disclose any confidential information or trade secrets of any former employer or other third party to whom Employee has an obligation of confidentiality, and Employee will not bring onto the premises of WCI or use any unpublished documents or any property belonging to any former employer or other third party to whom Employee has an obligation of confidentiality, unless consented to in writing by that former employer or person.
15.Notice & Early Resolution Obligations. During employment and for the Restricted Period thereafter, Employee will notify the Company in writing if Employee accepts a position with a Restricted Business and provide the Company with the information needed to conduct a reasonable evaluation of the position as it relates to this Agreement; and within thirty (30) calendar days of the Company's request, if there is such a request, participate in a mediation or in-person conference to discuss and/or resolve any issues raised by Employee's new position. Employee will be responsible for all consequential damages caused by failure to give the Company notice as provided in this paragraph. Employee covenants not to sue or take other legal action to challenge the application or enforceability of the restrictions in this Agreement without first seeking, in writing to the Company, to resolve any issue or concern Employee has with this Agreement. Employee understands that the Company has the right to provide another party an opinion about interpretation and/or application of Sections 5, 6 and 12 of this Agreement; Employee consents to such communications, and agrees not to assert a claim of wrongdoing by the Company as a result of such a communication.
16.Survival of Provisions. The obligations of the Company under Sections 7, 8, 10 and 13 of this Agreement, and of Employee under Sections 5, 6, 12 and 15 of this Agreement, shall survive both the termination of Employee's employment and this Agreement. The obligations of Employee under Sections 5, 6, 12 and 15 shall also continue to apply and be valid notwithstanding any change in Employee's duties, responsibilities, position or title.
17.Assignment; Binding Agreement. The Company may assign this Agreement to any parent, subsidiary, affiliate or successor of the Company and to any entity that acquires its assets or business and this Agreement may be enforced by any one or more of them without the need for further consent or approval by Employee. This Agreement is not assignable by Employee and is binding on Employee and his executors and other legal representatives. This Agreement shall bind the Company and its successors and assigns and inure to the benefit of Employee and his heirs, executors, administrators, personal representatives, legatees or devisees.
18.Paid Administrative Leave. The Company may place Employee on a paid administrative leave, in which case Employee shall not perform his regular duties, nor attend the Company's premises, provided that the Company continues to provide Base Salary and benefits to Employee ("Paid Administrative Leave"), and informs Employee of the reason for the leave. During any
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period Employee is placed on Paid Administrative Leave, Employee must observe all obligations of employment and this Agreement (which are not inconsistent with any direction given). Employee must also observe all common law duties as an employee of the Company, such as the duty of good faith, fidelity and confidentiality. During a period Employee is on Paid Administrative Leave, Employee must not obtain or engage in employment or work from any other source (whether or not a competitor of the Company) without the prior written consent of the Company.
19.Currency. Unless otherwise stated, all amounts referenced herein are in Canadian Dollars.
20.Notice. Any written notice under this Agreement shall be personally delivered to the other Party or sent by a nationally recognized overnight delivery service or by certified or registered mail, return receipt requested and postage prepaid, to such Party at the address set forth in the records of the Company or to such other address as either Party may from time to time specify by written notice.
21.Entire Agreement; Amendments. This Agreement contains the entire agreement of the Parties relating to Employee's employment and supersedes all oral or written prior discussions, agreements and understandings of every nature between the Company and/or any parent, subsidiary, affiliate, predecessor or successor of the Company, on the one hand, and Employee, on the other hand. This Agreement may not be changed except by an agreement in writing signed by the Company and Employee.
22.Waiver. The waiver of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other provision or subsequent breach of this Agreement.
23.Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the Province of Ontario, without regard to principles of conflict of laws.
24.Applicable Employment Standards Legislation: Nothing in this Agreement is intended to conflict with the Applicable Employment Standards Legislation. In the event Applicable Employment Standards Legislation provides superior statutory entitlements than the terms provided for under this Agreement, the Company shall provide Employee with Employee's statutory entitlements in substitution for the terms under this Agreement.
25.Severability. The provisions of this Agreement are separate and severable, and to the extent that any illegal or unenforceable provision of this Agreement cannot be cured by reformation, then such offending portion or language shall be stricken from this Agreement and the remainder of this Agreement shall continue in effect.
26.Enforcement. It is agreed that it is impossible to measure fully, in money, the damage which will accrue to the Company in the event of a breach or threatened breach of Sections 5, 6 or 12 of this Agreement, and, in any action or proceeding to enforce the provisions of Sections 5, 6 or 12 hereof, Employee waives the claim or defense that the Company has an adequate remedy at law and will not assert the claim or defense that such a remedy at law exists. The Company is entitled to injunctive relief to enforce the provisions of such Sections as well as any and all other remedies available to it at law or in equity.
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27.Withholding. All amounts referenced herein are gross amounts. All compensation and other amounts payable to Employee are subject to all source withholding requirements under applicable law.
28.Due Authorization. The execution of this Agreement has been duly authorized by the Company by all necessary corporate action.

[Signatures appear on the following page.]

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IN WITNESS WHEREOF, this Employment Agreement has been duly executed by or on behalf of the Parties hereto as of the date first above written.

EMPLOYEE /s/ Dan Pio
Dan Pio
Address:

WASTE CONNECTIONS OF CANADA INC.

By:	/s/ Ronald J. Mittelstaedt
Ronald J. Mittelstaedt Chief Executive Officer

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